PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus Dated December 8, 2008 and	Registration No. 333-156002
Prospectus Supplement Dated September 15, 2009)
760,700 Shares
UDR, INC.
Common Stock
     Pursuant to the ATM Equity OfferingSM* sales agreement dated September 15, 2009, entered into between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or “BAML,” and Morgan Stanley & Co. Incorporated, which was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2009 and is incorporated herein by reference, we sold 760,700 shares of our common stock, par value $0.01 per share, through BAML, acting as our agent, in ordinary brokers’ transactions between May 4, 2010 and August 2, 2010, at an average sales price of $21.4263 per share, for aggregate gross proceeds of approximately $16,299,016. Our aggregate net proceeds from such sales were approximately $15,972,828, after deducting related expenses, including commissions to BAML of approximately $325,980, and SEC fees of $207.
     Our common stock is listed and trades on the New York Stock Exchange, or NYSE, under the symbol “UDR.” The last reported sale price of our common stock on the NYSE on August 2, 2010 was $21.65 per share.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated December 8, 2008, the prospectus supplement dated September 15, 2009, the prospectus supplement dated October 20, 2009, the prospectus supplement dated February 10, 2010 and the prospectus supplement dated May 4, 2010.
     Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement dated September 15, 2009 and on page 1 of the accompanying prospectus dated December 8, 2008, and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Morgan Stanley
The date of this prospectus supplement is August 3, 2010.

*	ATM Equity Offering is a service mark of Merrill Lynch & Co., Inc.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS
     This section supplements the discussion under the caption “Federal Income Tax Considerations” in the prospectus dated December 8, 2008, and under the caption “Additional Federal Income Tax Considerations” in the prospectus supplement dated September 15, 2009, to which this prospectus supplement relates.
     Hiring Incentives to Restore Employment Act of 2010. On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010, or the “HIRE Act.” The HIRE Act imposes a U.S. withholding tax at a 30% rate on certain types of payments made to “foreign financial institutions” and certain other non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. These provisions of the HIRE Act generally are effective for payments made after December 31, 2012. Prospective stockholders should consult their own tax advisers regarding the effect, if any, of the HIRE Act on their ownership and disposition of our shares.
     Health Care and Reconciliation Act of 2010. On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, or the “Reconciliation Act.” The Reconciliation Act will require certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds to pay a 3.8% Medicare tax. This tax will apply for taxable years beginning after December 31, 2012. The Medicare tax will apply to, among other things, interest, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of stock, subject to certain exceptions. Prospective stockholders should consult their tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of our shares.